UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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Outdoor Channel Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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April 13, 2010
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of stockholders of Outdoor Channel Holdings, Inc. which will be held at our broadcast facility at 43455 Business Park Drive, Temecula, California, on Tuesday, May 25, 2010 at 9:00 a.m. local time.
     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement which you are urged to read carefully.
     Your vote is important, so even if you plan to attend the meeting, I encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope. This will ensure your vote is counted whether or not you are able to attend.
     We look forward to seeing you on May 25, 2010.
Sincerely,
Perry Massie, Chairman of the Board
Temecula, California

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OUTDOOR CHANNEL HOLDINGS, INC.
43445 Business Park Drive, Suite 103
Temecula, California 92590
(888) 587-5865
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., local time, on Tuesday, May 25, 2010.

Place	Outdoor Channel Holdings, Inc. broadcast facility at 43455 Business Park Drive, Temecula, California.

Items of Business	(1) To elect two persons to the Board of Directors. The Board of Directors has nominated the following persons for election at the meeting: Perry T. Massie and T. Bahnson Stanley;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010; and

(3) To transact such other business that may properly come before the meeting or any adjournment(s) thereof.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournments or postponement of the meeting.

Record Date	You are entitled to vote only if you were a stockholder of Outdoor Channel Holdings, Inc. at the close of business on March 30, 2010. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of Outdoor Channel Holdings, Inc. and at the meeting.

Attending Meeting	You are entitled to attend the Annual Meeting only if you were an Outdoor Channel Holdings, Inc. stockholder at the close of business on March 30, 2010 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting. The meeting will begin promptly at 9:00 a.m. local time. Check-in will begin at 8:30 a.m.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope.
This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our Annual Report to Stockholders are being mailed to stockholders beginning on April 13, 2010. You can also view these documents on the internet by accessing www.proxydocs.com/outd.
By Order of the Board of Directors,
Perry Massie, Chairman of the Board

QUESTIONS AND ANSWERS
     The Board of Directors of Outdoor Channel Holdings, Inc. is providing these proxy materials to you in connection with our Annual Meeting of Stockholders. The Annual Meeting will be held at 9:00 a.m. at our broadcast facility at 43455 Business Park Drive, Temecula, California. As a stockholder, you are invited to attend the meeting and you are being requested to vote on the items of business described in this proxy statement.
Proposals To Be Voted On
1.	What items of business will be voted on at the Annual Meeting?
     The items of business expected to be voted on at the Annual Meeting are:
•	election of two directors, each for a term of three years; and

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.
2.	What are my voting choices?
     With regard to the nominees for election as directors, you may vote “FOR” or “WITHHOLD” from voting with respect to any or all nominees for election as directors. With regard to any other matter to be voted upon at the Annual Meeting, you may vote “FOR” or “AGAINST” or “ABSTAIN”.
3.	What is a broker non-vote?
     If you hold your shares through a bank, broker or other institution, which is known as holding shares “in street name” and you do not provide your voting instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters, such as the ratification of independent auditors. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether there is a quorum.
4.	How does the Board of Directors recommend that I vote?
     The Board of Directors recommends that you vote your shares “FOR” each of the two directors for election to the board; and “FOR” the ratification of our independent registered public accounting firm.
5.	What vote is required to approve each item?
     To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.
     Directors are elected by a plurality of votes. Consequently, the nominees for the two director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the two director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

     Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. For any other matters, if any were to arise, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.
     All votes will be counted by an inspector of elections appointed for the meeting. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on “routine” matters for which the broker or nominee has discretionary authority under applicable rules. The bank, broker or institution that holds your shares cannot vote your shares on “non-routine” matters, such as the election of directors.
     The inspector will count separately “FOR” votes, “WITHHOLD” votes, “AGAINST” votes, “ABSTAIN” votes and broker non-votes. “ABSTAIN” votes and broker non-votes” will be counted for purposes of determining whether a quorum is present but will not be counted for any other purpose with respect to Proposal 1 or Proposal 2.
6.	What happens if additional items are presented at the Annual Meeting?
     We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. If any other matters are properly brought before the meeting, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on at the meeting, including matters incidental to the conduct of the meeting.
How You Can Vote
7.	What shares can I vote?
     You are entitled to one vote for each share of our common stock that you owned at the close of business on March 30, 2010, the record date for the Annual Meeting. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee, otherwise known as “in street name.” On the record date, 25,334,891 shares of our common stock were outstanding.
8.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
     Most of our stockholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.
Stockholder of Record
     If your shares are registered directly in your name with our transfer agent, you are the stockholder of record of the shares and these proxy materials are being sent directly to you by the company. As the stockholder of record, you have the right to grant a proxy to vote your shares to the company or another person, or to vote your shares in person at the Annual Meeting. We have enclosed a proxy card for you to use in voting your shares. If you complete and properly sign the enclosed proxy card and return it as instructed, it will be voted as you indicate on the card.
Beneficial Owner
     If your shares are held through a broker, trustee or other nominee, otherwise known as “in street name,” it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder, e.g. your broker, to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has forwarded these proxy materials to you and enclosed a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder, e.g. your broker, of the shares giving you the right to do so.

9.	How can I vote in person at the Annual Meeting?
     You may vote in person at the Annual Meeting those shares that you hold in your name as the stockholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the broker, trustee or other nominee that is the registered holder of your shares.
     Even if you are the registered holder and plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.
10.	How can I vote without attending the Annual Meeting?
     Whether you hold your shares as a stockholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to your broker, trustee or other nominee by following the voting instructions provided by your broker, trustee or other nominee. Stockholders of record and stockholders who hold shares as the beneficial owner may vote by mail by signing and dating the enclosed proxy or voting instruction card and returning it in the accompanying envelope.
11.	What is the deadline to vote?
     If you hold shares as the stockholder of record, your vote must be received before the polls close at the Annual Meeting.
     If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.
12.	May I revoke my proxy?
     Yes. You may revoke your proxy at any time prior to the vote at the Annual Meeting.
     If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary or Assistant Secretary at our principal office, 43445 Business Park Drive, Suite 103, Temecula, California 92590, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.
     For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
13.	Where can I find the voting results of the Annual Meeting?
     We will report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, no later than May 31, 2010.
Stockholder Proposals and Director Nominations
14.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Meeting of Stockholders?
     Stockholder proposals that are intended to be included in company-sponsored proxy materials for the 2011 Annual Meeting must be received by our Secretary or Assistant Secretary no later than December 15, 2010 and must be submitted to the following address:
Secretary or Assistant Secretary
43445 Business Park Drive, Suite 103
Temecula, CA 92590
     Stockholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Stockholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.
15.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?
     Stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Secretary or Assistant Secretary at the address set forth in Question 14. We must receive the notice at least 45 days but not more than 75 days before the date corresponding to the anniversary date on which the company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice also must include the information required by our bylaws, which may be obtained by writing to us at the address set forth in Question 14 or by visiting our website www.outdoorchannel.com under the “Investors — Investor Relations – Information Request” section. The time for us to receive nominations and proposals for the 2010 Annual Meeting has expired. The period for the receipt from stockholders of director nominations and other proposals for the 2011 Annual Meeting will begin on January 29, 2011 and end on February 28, 2011.
     These notice requirements do not apply to stockholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Stockholder Proposal Rule (Rule 14a-8). The deadline for receiving those proposals is set forth in Question 14. The notice requirements also do not apply to questions that a stockholder may wish to ask at the Annual Meeting.
Proxy Materials and Solicitation of Proxies
16.	Who will pay for the cost of soliciting votes for the Annual Meeting?
     Outdoor Channel Holdings, Inc. is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Our directors, officers and employees also may solicit votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

CORPORATE GOVERNANCE
Board of Directors
     Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day operations.
Board Leadership Structure
     The Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or a separate director, should serve as Chairman of the Board. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective under the then-current circumstances.
     The Board of Directors believes that the company and its stockholders currently are best served by having Perry T. Massie serve as Chairman of Board and having Roger L. Werner, Jr. serve as the President and Chief Executive Officer. The separation of these positions permits Mr. Werner to focus exclusively on day-to-day operations and provides critical leadership for the strategic initiatives and challenges of the future, while allowing the Chairman of the Board to lead the board in its fundamental role of providing advice to and independent oversight of management. The board recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board’s oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, the board believes that, under the current circumstances, having a separate chairman of the board and chief executive officer is the appropriate leadership structure for the company at this time.
Corporate Governance Documents
Corporate Governance Guidelines. The board has adopted Corporate Governance Guidelines that set forth expectations for directors, guidelines for determining director independence, board committee structure and functions, and other policies for the governance of the company.
Code of Conduct and Ethics. The board has also adopted a Code of Conduct and Ethics that applies to our officers, directors and employees. The Code of Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of conduct” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Our company has established an ethics helpline that is designed to receive anonymous reports of any known or suspected violations of our Code of Conduct and Ethics. If we make any amendments to, or grant any waivers of, a provision of the code of conduct and ethics applicable to our principal executive officer, principal financial officer or principal accounting officer, we intend to disclose such amendment or waiver on our website. Information on our website, however, does not form a part of this proxy statement.
Committee Charters. Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.
     Our Corporate Governance Guidelines, committee charters and Code of Conduct and Ethics are published on our website http://www.outdoorchannel.com under the “Investors — Investor Relations — Corporate Governance — Highlights” section. Printed copies may be obtained upon request by writing to: Secretary, 43445 Business Park Drive, Suite 103, Temecula, California 92590.
Director Independence
     The Board of Directors determines independence of our directors by applying the “independence” criteria established by the NASDAQ Stock Market Rules. These provide that a director is “independent” only if the board affirmatively determines that the director has no direct or indirect material relationship with the company that would impair his/her independence. These guidelines identify categories of relationships that NASDAQ has determined would not affect a director’s independence, and therefore are not considered by the board in determining director independence. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and the Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under the director independence guidelines.
     In its most recent review, the board and the Nominating and Corporate Governance Committee considered the absence of any employment relationships between the company and its directors and their families (other than Roger L. Werner, Jr. and Perry T. Massie who are executive officers of the company and Thomas H. Massie who is the brother of Perry T. Massie), the absence of any affiliation of our directors and their families with our independent registered public accounting firm and the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related party transactions. The Nominating and Corporate Governance Committee and the board also reviewed the nominal amount of goods and services purchased by a company of which Mr. Merritt is a director and concluded that this relationship does not affect his independence.
     Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each director and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and applicable corporate governance rules of The NASDAQ Stock Market listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Dalvi, Kinley, Merritt, Pandzik and Stanley.
Director Qualifications
     In connection with its annual review and evaluation of the performance of the Board of Directors, the Nominating and Corporate Governance Committee reviews with the board the skills and characteristics required of directors in the context of current board membership. The committee evaluates and recommends candidates for membership on the Board of Directors consistent with such skill and characteristic requirements along with other criteria established by the committee. Although, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks to bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and individual qualities and attributes that contribute to board diversity. In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors: personal and professional integrity, ethics and values, educational background, experience in corporate management including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, professional reputation, experience in our industry, experience as a board member of another publicly held or privately held company, diversity of expertise and experience in substantive matters pertaining to our business, practical and mature business judgment, ability to represent the best interests of our stockholders, ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines or other relevant experiences which will provide the Board with diverse perspectives that will enhance Board effectiveness.
     In the past, we have not engaged any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees although we may do so in the future.
Director Nominations
     Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate size, composition and skill set of the Board of Directors, the needs of the Board of Directors and the respective committees of the board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Board of Directors Meetings, Executive Sessions, Annual Meeting of Stockholders
     At regularly scheduled board and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as immediate issues facing the company. At least twice a year, the board also reviews management’s strategic and financial plans.
     Executive sessions of independent directors are regularly scheduled throughout the year and any director may call for an executive session at any meeting. During 2009, the board held 5 executive sessions and our Nominating and Corporate Governance Committee which is comprised of all of our independent directors held 7 meetings.
     During 2009, the board held 15 meetings and the committees of the board held 35 meetings. Directors, on an aggregate basis, attended over 96% of the combined number of these meetings. Each director attended at least 80% of the combined number of meetings of the board and each committee of which the director is a member.
     The board encourages attendance at the Annual Meeting of Stockholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year, all of the nominees and directors attended the meeting.
Evaluation of Board and Director Performance
     Our Nominating and Corporate Governance Committee annually leads the review and evaluation of the performance of the Board of Directors. The purpose of the review is to increase the effectiveness of the board and the results are reviewed with the board and its committees.
Review of Related Party Transactions
     Securities and Exchange Commission rules require disclosure of certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Audit Committee requires the committee to review any such “related party transaction” before the company enters into the transaction. During 2009, we continued the 2005 lease agreement with Musk Ox Properties, L.P, a stockholder of ours which is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and a major stockholder of the company, for a portion of our administrative facilities. In addition, Skycam, Inc., our subsidiary, also continued a lease agreement for its 30,000 square feet operating facilities with Case Skycam, LLC, an Oklahoma Limited Liability Company, of which James E. Wilburn, the Chairman of Winnercomm, Inc., is a principal. These transactions are further described in the “Certain Relationships and Related Transactions” section of this proxy statement.
Board of Directors’ Role in Risk Oversight
     The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. The board reviews operational, compliance and strategic risk through reports from the President and Chief Executive Officer, Chief Operating Officer and General Counsel; and financial risk, including financial reporting and treasury risks, through reports from the Chief Financial Officer.
     In connection with its reviews of the operations of the Company’s business segments and corporate functions, the Board addresses the primary risks associated with those business segments and functions. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
     While the Board of Directors has the ultimate oversight responsibility for the risk management process, our three board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and discusses policies with respect to risk assessment and risk management. Enterprise risk assessment reports are regularly provided by management to the Audit Committee. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.
Board Access to Senior Management, Independent Auditors and Counsel
     Directors have complete access to our independent registered public accounting firm, to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.
Board Committees

Nominating and Corporate
Audit Committee	Governance Committee	Compensation Committee

David C. Merritt, Chair David D. Kinley T. Bahnson Stanley	David D. Kinley, Chair Ajit M. Dalvi David C. Merritt Michael L. Pandzik T. Bahnson Stanley	Michael L. Pandzik, Chair Ajit M. Dalvi T. Bahnson Stanley
Audit Committee
     Our Audit Committee is composed entirely of independent directors. It is directly responsible and has the sole authority for the selection, appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report printed under the caption “Audit Committee Report” below. It also assists the Board of Directors in fulfilling oversight responsibility regarding:
•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.
     The board has determined that Mr. Merritt, who chairs the Audit Committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of three other public companies does not impair his ability to serve effectively on our audit committee.
     During 2009, the Audit Committee held 9 meetings.
     The Audit Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor — Investor Relations - Corporate Governance” section.
Nominating and Corporate Governance Committee
     Our Nominating and Corporate Governance Committee is comprised of all of our independent directors. The committee’s responsibilities include:
•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

•	Overseeing the evaluation of the board.
     During 2009, the Nominating and Corporate Governance Committee held 7 meetings.

     The Nominating and Corporate Governance Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor — Investor Relations — Corporate Governance” section.
Compensation Committee
     Our Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes the compensation and benefits of our executive officers and other key employees, administers our equity award plans and establishes and reviews general policies relating to compensation and benefits of all of our employees. The committee has direct responsibility for:
•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluating our CEO’s performance in light of these goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his or her compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based plans.
     During 2009, the Compensation Committee held 19 meetings.
     The Compensation Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor — Investor Relations — Corporate Governance” section.
     Additional information regarding the Compensation Committee’s principles, policies and practices is set forth below under the caption “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
     Messrs. Dalvi, Pandzik and Stanley serve on the Compensation Committee of our Board of Directors. Under applicable Securities and Exchange Commission rules, there were no interlocks or insider participation on the committee.
Stockholder Communications with Board Members
     The board has previously implemented a process by which stockholders may send written communications directly to the attention of the entire board or any individual director. Stockholders who wish to communicate with the directors should indicate in their correspondence whether it is directed to an individual director or to the entire board and should send such correspondence care of our secretary or assistant secretary at 43445 Business Park Drive, Suite 103, Temecula, California 92590 or by sending an email to director(s) using the email addresses provided on our website at http://www.outdoorchannel.com under the “Investor - Investor Relations — Stockholder Communications & Reporting Complaints” section.

Compensation of Directors
     Each non-employee director receives an annual base retainer of $24,000 for service on the board. In addition, the Chair of the Audit Committee receives an annual retainer of $10,000 for serving in that capacity and the Chairs of the Compensation Committee and the Nominating and Corporate Governance each receive an annual retainer of $5,000 for serving in that capacity. Non-employee directors also receive meeting fees of $1,000 for each telephonic board meeting that they attend, $2,500 for each in-person board meeting attended or for each in-person committee meeting not held in conjunction with in-person board meetings and $500 for each meeting they attend of the board committees of which they are members.
     Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007, each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the board. The exercise price of the option was equal to the fair market value of the underlying shares of common stock, and the option vested over a period of three years from the date of grant. In May 2007, the board adopted a policy of granting each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our annual stockholder meeting provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such shares vest 100%.
     In March 2010, the board terminated the policy adopted in May 2007 and superseded all prior policies with a new compensation policy of annually granting to each non-employee director continuing to serve on our board after our Annual Meeting, that number of restricted stock units equal to a value of $100,000 on the date of the Annual Meeting, such restricted stock units to vest one year after the date of grant, provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such units vest 100%.
     We summarize the 2009 compensation of our directors below.

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock		Incentive Plan	Deferred	All Other
	or Paid in	Awards	Option	Compensation	Compensation	Compensation
Name	Cash ($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
Ajit M. Dalvi	$59,500	—	—	—	—	—	$59,500
David D. Kinley	$61,000	—	—	—	—	—	$61,000
Thomas H. Massie	$44,500	—	—	—	—	—	$44,500
Perry T. Massie (1)	$120,461	—	—	—	—	$3,669 (2)	$124,130
David C. Merritt	$66,000	—	—	—	—	—	$66,000
Michael L. Pandzik	$66,500	—	—	—	—	—	$66,500
T. Bahnson Stanley	$68,000	—	—	—	—	—	$68,000

(1)	Mr. Perry T. Massie, our Chairman of the Board and an employee of our company, received a base salary of $120,461 in 2009.

(2)	Represents the company’s matching portion of contributions to our 401(k) Plan.
     Directors who are also employees (Roger L. Werner, Jr. and Perry T. Massie) do not receive any additional fees or remuneration, as such, for service on our board. Mr. Werner’s compensation is summarized in the Summary Compensation Table appearing under the caption “Executive Compensation.”

PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board of Directors is currently composed of eight members. Our board currently is divided into three classes whose terms are staggered so that approximately one-third of our directors are elected at each Annual Meeting.
     At the 2010 Annual Meeting, two directors will be elected to hold office for three years or until their successors are elected and qualified. Our board has determined that, with the exception of Thomas H. Massie, Perry T. Massie and Roger L. Werner, each of its nominees for election as a director and each director whose term of office will continue after the meeting is an independent director. Information concerning the board’s independence standards is contained under the above caption “Corporate Governance –Board of Directors–Director Independence.”
Nominees
     The Nominating and Corporate Governance Committee has recommended and the Board of Directors has nominated the individuals named below, both of whom currently are directors, for election as directors. All nominees have consented to be named and have indicated their intent to serve if elected.
Perry T. Massie
T. Bahnson Stanley
     The proxies and voting instructions solicited by the board will be voted “FOR” these two nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. Information regarding each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is set forth below. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years. The biographical information on the nominees for election and the other continuing directors with unexpired terms of office is set forth below. All information is given as of April 13, 2010, unless otherwise indicated.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF ITS TWO
NOMINEES FOR ELECTION TO THE BOARD

Business Experience and Prior Directorships of Nominated Directors
Nominees for election for terms expiring in 2013:
     Perry T. Massie, 47, has been a director since 1984. He is the Chairman of the Board of Directors of the company. He also has served as our Chief Executive Officer from 1986 to February 2007 and as our President from 1994 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.
     Mr. Massie brings important institutional knowledge to our board as he has been an employee of our company and its subsidiaries for 26 years and has held senior executive positions at The Outdoor Channel, Inc. This extensive background within our primary businesses brings necessary skills to the Board of Directors.
     T. Bahnson Stanley, 57, has been a director since 2004. He is currently a partner in the private equity firm Ellis, McQuary & Stanley, LLC, which acquires and invests in media, technology and service companies. Prior to joining Ellis, McQuary & Stanley, LLC, Mr. Stanley served in various positions for Landmark Communications, Inc. most recently as Executive Vice President—Strategy and Development—The Weather Channel Companies. While at Landmark, he was responsible for strategy, new business development and operations of various properties, including The Travel Channel and The Weather Channel. Mr. Stanley earned an M.B.A. from the University of Virginia and a B.A. degree from Duke University.
     Mr. Stanley has extensive senior management experience. He has worked in senior leadership capacity in investment banking and private equity firms. In addition, Mr. Stanley offers extensive strategy, business development and operations knowledge and insight of the cable industry gained while serving in senior executive positions at Landmark Communications, Inc. This background is beneficial to the Board of Directors as we consider new strategic initiatives and opportunities for growth.
Business Experience and Prior Directorships for Remaining Members of the Board
Directors whose terms expire in 2011:
     Ajit M. Dalvi, 67, has been a director since 2007. He served as a senior advisor to Cox Communications, Inc. from 1999 to 2006, after retiring from Cox. During his 17 year tenure at Cox, Mr. Dalvi served in a number of positions involving oversight of marketing, programming, ad sales, research and programming investments and was involved in a number of start-up programming ventures including E! Entertainment Television, Outdoor Life Network (now Versus) and SpeedVision (now SPEED). Acknowledging Mr. Dalvi’s pioneering contributions to the growth and development of the cable television industry, the National Cable Television Association honored Mr. Dalvi with the Vanguard Award. Mr. Dalvi served on the board and the audit committee of Scientific Learning Corporation from July 2000 until August 2008. Previously, he served as a director of iVillage, Discovery Channel, as well as on the boards of cable industry trade organizations Cable Television Marketing Association (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation. Mr. Dalvi earned his B.A. from the University of Mumbai (formerly the University of Bombay) and his M.B.A. from the Indian Institute of Management, Ahemedabad.
     Mr. Dalvi has in-depth senior management experience and has also served on numerous public company boards . He brings to our board insight and knowledge with regard to marketing, advertising sales and new programming ventures that he gained while serving in various leadership roles at numerous companies in our industry. His expertise in these areas assists the Board of Directors in developing strategies and solutions to address an increasingly complex business environment.
     David D. Kinley, 68, has been a director since 2007. He is the president of Kinley & Associates, a specialized cable television industry consulting firm. From 1986 to 2000, Mr. Kinley founded and served as the chief executive and chief financial officer of Sun Country Cable. From 1998 to 2004, he served as Chairman of the Board of Directors of the National Cable Television Cooperative (NCTC), the nation’s largest cable programming purchasing organization. In 1993, Mr. Kinley established the Small Cable Business Association (now known as the American Cable Association) and served as its chairman until 1997, as well as on the executive committee until 2003. Previously, Mr. Kinley served in senior management positions at various cable television companies including Executive Vice President, Chief Operating Officer and Director of Northland Cable Television, Senior Vice President for Viacom Cable and Senior Vice President and Vice President at American Television & Communications (now Time Warner Cable). Prior to working directly at cable companies, Mr. Kinley was the FCC’s primary regulator of the cable television industry serving as chief of the cable television bureau from 1973 to 1976. He previously served in various administrative roles at government agencies, including the Federal Bureau of Investigation, the U.S. Department of Justice and the U.S. Department of Health and Human Services. Mr. Kinley earned his B.A., graduating summa cum laude, from Principia College and received his J.D. from Harvard Law School.
     Mr. Kinley has significant executive officer experience in the cable industry and has also served on the boards of various cable organizations. In addition to his management expertise, Mr. Kinley offers expertise in the fields of cable television and related telecommunications and regulatory issues. This combination of legal and executive experience has equipped him with unique tools to help the Board of Directors identify and manage risk.
     Michael L. Pandzik, 64, has been a director since 2007. Mr. Pandzik also serves on the boards of two non-profit organizations, the American Sailing Association and the Cable TV Pioneers. Mr. Pandzik is widely recognized as the founding president of the National Cable Television Cooperative (NCTC), having served in this role from inception in late 1984 until 2005. Mr. Pandzik also served on the board of C-SPAN for nearly 10 years, was inducted into the Cable Television Pioneers in 1992 and was listed as one of the Top-100 most influential personalities in the cable industry by CableFAX. Previously, he served HBO as director of new business development in the network’s New York City office and as regional director in the Kansas City sales and marketing office. Prior to that, he was with Hallmark Cards as a TV director for its Crown Center project in Kansas City. He served in the U.S. Navy Reserve for 24 years retiring as a captain in June 2001. Mr. Pandzik holds a B.S. from the University of Nebraska and a M.S. from Kansas University.
     Mr. Pandzik is a former media executive and a known pioneer in the cable television industry. He brings to our board a deep understanding of our industry gained from his 21-year leadership tenure at NCTC. This specialized cable industry and executive experience brings necessary skills to the Board of Directors.
Directors whose terms expire in 2012:
     Thomas H. Massie, 45, has been a director since 1984. He is the Vice Chairman of the Board of Directors of the company. He attended the University of Alaska, Fairbanks, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.
     Mr. Massie brings with him over two and a half decades of service to our Company. He is also the producer and host of the “Gold Fever” and “Alaskan” shows. This hands-on experience along with his unique perspectives regarding outdoor television, print and multi-media production is helpful to the Board of Directors.
     David C. Merritt, 55, has served as a director of Outdoor Channel Holdings, Inc. since 2003. He is the managing director of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, he was the Senior VP, Chief Financial Officer of iCRETE, LLC. He has served as a director of Charter Communications, Inc. since July 2003, Calpine, Corp. since February 2006 and Buffets Restaurants Holdings, Inc. since April 2009. Mr. Merritt was President at Salem Partners LLC, an investment banking firm, from October 2003 until September 2007. Previously, Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree from California State University — Northridge.
     Mr. Merritt’s in-depth experience with public accounting issues and knowledge of corporate accounting, tax and compliance practices are important for us in his role as chair of the Audit Committee. In addition, he serves and has served on numerous public company boards. His financial credentials along with his service on other boards is helpful to the Board of Directors given the increasingly complex financial environment in which we operate.
     Roger L. Werner, Jr., 60, has been a director of Outdoor Channel Holdings, Inc. since 2006. He is our Chief Executive Officer. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now Versus). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC and the Chief Executive Officer and the Chief Operating Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and company. Mr. Werner serves as Chairman of the Board of WATV, a private sports programming and production company. In addition, Mr. Werner serves and has served on the board of Narrowstep, Inc. since 2003. He also served on the board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.
     Mr. Werner brings with him significant executive officer experience in the cable industry. In addition, he serves and has served on several public company boards. His management experience with other companies within the cable and media industry and his key role as our Chief Executive Officer bring a multifaceted perspective to the board as it considers our strategy and operations.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2010. Ernst & Young LLP has served as our independent registered public accounting firm since September 2007. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the company and its stockholders. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if he or she so desires.
Vote Required
     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.
Principal Accountant Fees and Services
     In connection with the audit of the 2009 financial statements, the company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the company.
     The following table sets forth the aggregate fees billed for performing our audits for the fiscal years ended December 31, 2009 and 2008, and all other fees paid by the company during 2009 and 2008 to its principal accounting firms during such time:

	For the Years Ended
	December 31
	2009	2008
Audit Fees	$1,309,000	$1,121,000
Audit-Related Fees	$66,000	$79,000
Tax Fees	$0	$0
All Other Fees	$0	$0

Totals	$1,375,000	$1,200,000
     The fees listed under “Audit Fees” above were incurred for service related to the annual audit of our consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2009 and 2008, audit fees also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service reasonably related to the performance of the audit of our 401(k) plan as well as to consultations regarding internal controls and other accounting matters. There were no other fees billed by Ernst & Young LLP for services rendered to us, other than the fees for services described above under “Audit Fees” or “Audit-Related Fees” for the fiscal years ended December 31, 2009 and 2008. Our Audit Committee pre-approved all services described above for fiscal year 2009 and has determined that these fees and services are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee requires that each service provided by Ernst & Young LLP be pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

AUDIT COMMITTEE REPORT
     The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filings made by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.
     The purpose of the Audit Committee is to assist the board in its general oversight of our financial reporting, internal controls over financial reporting and audit functions. The Audit Committee is composed of the directors named below, all of whom have been determined by the board to be independent directors. The board has also determined that the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the board, a copy of which is available at http://www.outdoorchannel.com under the “Investor — Investor Relations - Corporate Governance” section.
     The committee’s responsibilities include appointing and overseeing our independent registered public accounting firm, pre approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to our financial reporting process. In fulfilling its oversight responsibilities, the committee meets with our independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters.
     It is not the committee’s responsibility to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for our financial statements, including the estimates and judgments on which they are based, as well as our financial reporting process, accounting policies and accounting controls, and disclosure controls and procedures. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing opinions as to the effectiveness of our internal controls over financial reporting and management’s assessment of internal controls, and reviewing our quarterly financial statements.
     The committee has discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees), which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of our financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.
     The committee also has received from Ernst & Young a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young and the company that in the professional judgment of Ernst & Young may reasonably be thought to bear on its independence. Ernst & Young also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws.
     The committee also has reviewed and discussed with our senior management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that it has maintained an effective system of internal controls. Ernst & Young has expressed its professional opinions that the financial statements conform to accounting principles generally accepted in the United States, management has maintained an effective system of internal controls and management’s report on internal controls is fairly stated.

     In addition, our Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.
     Based on these considerations, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee David C. Merritt, Chair David D. Kinley T. Bahnson Stanley

PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 30, 2010 (except as otherwise indicated) by each of our directors, by each of our named executive officers named in the executive compensation table in this proxy statement, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and by all of our directors and executive officers as a group.
     In the following table, percentage of ownership is based on 25,334,891 shares of common stock outstanding as of March 30, 2010. Except as otherwise indicated below, we believe that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

	Shares Beneficially
	Owned (2)
Name and Address of Beneficial Owners(1)	Number	Percent
Thomas H. Massie (3)	6,104,189	24.1%
Perry T. Massie (4)	5,972,872	23.6%
Musk Ox Investments, LP (5)	2,673,620	10.6%
Roger L. Werner, Jr. (6)	692,969	2.7%
Thomas E. Hornish (7)	266,233	1.1%
David C. Merritt (8)	152,771	*
T. Bahnson Stanley (9)	148,845	*
Shad L. Burke	39,823	*
James E. Wilburn	210,000	*
Douglas J. Langston	43,873	*
David D. Kinley	27,073	*
Michael L. Pandzik	23,737	*
Ajit M. Dalvi	23,539	*
All directors and executive officers as a group (12 persons) (10)	13,571,644	53.6%
Richard K. Dickson II (11) P.O. Box 2310 Temecula, CA 92593	1,411,341	5.6%

Warren B. Kanders (12) c/o Kanders & Company, Inc. One Landmark Square, 22nd Floor Stamford, CT 06901	1,317,206	5.2%

*	Less than one percent

(1)	Unless otherwise noted above, the business address of each stockholder is c/o Outdoor Channel Holdings, Inc., 43445 Business Park Dr., Suite 103, Temecula, California 92590.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 30, 2010, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes shares owned with Mr. Thomas Massie’s wife and in trusts and foundations, and 2,807,900 shares owned by entities owned jointly with Mr. Perry Massie, including Musk Ox Investments, LP. Mr. Thomas Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(4)	Includes shares owned with Mr. Perry Massie’s wife in trusts and foundations, and 2,807,900 shares owned by entities owned jointly with Mr. Thomas Massie, including Musk Ox Investments, LP. Mr. Perry Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(5)	Musk Ox Investments, LP is owned equally by Messrs. Perry and Thomas Massie. Its shares are also included in both of their total shares since both individuals may be considered to be the beneficial owner of such shares.

(6)	Includes 300,000 shares subject to options exercisable within 60 days of April 6, 2010.

(7)	Includes 7,500 shares subject to options exercisable within 60 days of April 6, 2010.

(8)	Includes 125,000 shares subject to options exercisable within 60 days of April 6, 2010.

(9)	Includes 125,000 shares subject to options exercisable within 60 days of April 6, 2010.

(10)	Includes the shares held by directors and executive officers listed above.

(11)	Based on the most current information the company has available. Includes shares owned with Mr. Dickson’s wife. Mr. Dickson was previously a director and officer of the company and resigned all positions with us effective November 13, 2003.

(12)	Based on the information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010 indicating the number of shares held as of December 31, 2009. Of the 1,317,206 shares beneficially held, Mr. Kanders has the sole power to vote or direct the vote of all such shares, and has sole power to dispose or to direct the disposition of all such shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
     The following table sets forth information as to persons who serve as our named executive officers as of December 31, 2009.

Name	Age	Position
Roger L. Werner, Jr.	60	President and Chief Executive Officer
Thomas E. Hornish	51	Executive Vice President, Chief Operating Officer and General Counsel
Shad L. Burke	37	Executive Vice President, Chief Financial Officer
James E. Wilburn	57	Chairman of the Board of Winnercomm, Inc.
Douglas J. Langston	49	SVP-Finance, Chief Accounting Officer and Controller
     Roger L. Werner, Jr. has been a director of our company since 2006. He is also our Chief Executive Officer. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now Versus). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC, the Chief Executive Officer and the Chief Operating Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and company. Mr. Werner serves as Chairman of the Board of WATV, a private sports programming and production company. In addition, Mr. Werner serves and has served on the board of Narrowstep, Inc. since 2003. He also served on the board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.
     Thomas E. Hornish has served as our General Counsel since December 2004, our Executive VP of Corporate Development since February 2006 and our Chief Operating Officer since March 2007. From February 2003 to December 2004, he served as “Of Counsel” with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. In addition, he has served on the Board of the Congressional Sportsmen’s Foundation since March 2009. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University.
     Shad L. Burke served as our Chief Financial Officer from May 2008 through March 19, 2010. He previously served as our Chief Accounting Officer from October 2007 to March 2009 and as our Interim Chief Financial Officer from December 2007 until May 2008. Prior to that, he served as Vice President of Finance and corporate controller of Dot Hill Systems Corp., a provider of data storage systems. From April 2004 to July 2005, Mr. Burke held the position of corporate controller at PeopleSupport, Inc., a business process outsourcer. From July 2002 to April 2004, he was a senior manager in the assurance practice of the Los Angeles office of Deloitte & Touche LLP, a public accounting firm. From September 1995 to July 2002, Mr. Burke held various assurance positions with Arthur Andersen LLP, a public accounting firm. Mr. Burke received a B.S. degree in business economics from University of California, Santa Barbara and is a C.P.A.
     James E. Wilburn is currently the Chairman of Winnercomm, Inc. He co-founded Winnercomm and served as its President and CEO from 1981 until October 2009. Mr. Wilburn has served on the Board of Trustees for the University of Tulsa for the past five years. He is a graduate of Tulsa University and holds a B.S. degree in Communications.
     Douglas J. Langston has served as our Controller since December 2007 and our Chief Accounting Officer since March 2009. He previously served as Chief Accounting Officer of College Loan Corporation from June 2006 through December 2007. From August 2005 to June 2006, Mr. Langston held the position of Director of Finance at Capital Title Group, Inc., a publicly traded insurance and real estate escrow service company. From April 2003 to August 2005, he was Corporate Controller at Phoenix Footwear Group, Inc., a publicly traded designer and distributer of men’s and women’s footwear and accessories. Mr. Langston received a B.S. degree in accounting from Arizona State University and is a C.P.A.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Executive Compensation Objectives and Philosophy
     The Compensation Committee of our Board of Directors sets our overall philosophy on the compensation of our executives. It emphasizes:
•	Pay for individual performance.

•	Performance-based incentives as measured by our specific financial measures that closely align the interests of executives and stockholders.

•	Balance between short term and long term compensation that rewards long term strategic results.

•	Shared risk through equity compensation and other company and individual performance-based incentives.
     Our executive compensation programs align pay with our short and long term performance. They also support the attraction, motivation and retention of key executive talent. Program goals include:
•	Motivating the development and implementation of long-term strategic initiatives.

•	Motivating executives to achieve superior performance.

•	Ensuring operational excellence within our organization.

•	Providing leadership and creating an environment that fosters passion, teamwork and agility within the organization.

•	Building and sustaining long-term relationships with our affiliates and other customers.
     We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our compensation plan is designed to encourage success of our executives as a management team, rather than only as individual contributors, by attaining overall corporate goals while at the same time encouraging each executive to attain certain objectives each year. In setting those objectives, we consider the company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the overall strategic plans of the company.
Role and Responsibilities of Compensation Committee
     The Compensation Committee consists of three directors, Messrs. Dalvi, Pandzik and Stanley. Mr. Pandzik serves as the chairman of the Compensation Committee. Each director is:
•	An independent director under the independence guidelines established by the Nasdaq Global Market.

•	An outside director under Section 162(m) of the Internal Revenue Code.

•	A non-employee director under Rule 16b-3 of the Securities and Exchange Act of 1934.
     The Compensation Committee:
•	Sets its meeting dates and agenda items.

•	Considers agenda items and other timely and pertinent topics at each meeting.

•	Holds executive sessions without management.

•	Recommends changes to its charter for approval by the Board of Directors as needed.

     The most recent charter review was in September 2009, at which time, the Compensation Committee determined that no changes to its charter were necessary. The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available at http://www.outdoorchannel.com under the “Investor — Investor Relations — Corporate Governance” section.
     The Compensation Committee’s major responsibilities include:
•	Reviewing and recommending, subject to the approval of the Board of Directors, corporate goals and objectives relating to the compensation of the Chief Executive Officer.

•	Evaluating the performance of the Chief Executive Officer in light of those goals and objectives.

•	Recommending to the Board of Director’s the Chief Executive Officer’s compensation based on this evaluation.

•	Reviewing the compensation of other selected key employees.

•	In consultation with senior management, establishing the company’s general compensation philosophy, and oversee the development and implementation of compensation programs.

•	Reviewing each of the elements of the executive compensation program of the company and continually assessing the effectiveness and competitiveness of the program.

•	Reviewing and approving employment or severance agreements for executive officers of the company.

•	Reviewing the administration and operation of the company’s executive compensation policies and programs to determine whether they are properly coordinated and established.
     In addition, the Compensation Committee may, if it chooses, except in relation to the Chief Executive Officer and other executive officers of the company, delegate to the management of the company the power to award compensation packages within the guidelines approved by it.
The Compensation Committee’s Advisors
     The Compensation Committee has the sole authority to select, engage, terminate and determine funding for independent counsel, any independent compensation consulting firm and other advisors as it deems necessary and appropriate. Our accounting, finance and law departments also support the Compensation Committee with respect to certain compensation-related matters, including issues related to benefit plans, regulatory reporting and compliance.
The Role of our Executives in Setting Compensation
     Neither our Chief Executive Officer nor any other executive officer determines or approves any element or component of his or her own base salary, annual bonus, long term incentives, or other aspects of compensation.
     The Compensation Committee does seek out our Chief Executive Officer’s views on the performance of other executive officers and may make recommendations with respect to our compensation programs, practices and packages for executives and employees. The Compensation Committee considers, but is not bound to and does not always accept such recommendations. The Compensation Committee may also seek input from an independent compensation consultant prior to making any final determinations.
Use of Compensation Consultants and Benchmarking Data
     The Compensation Committee does not currently have a contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. In 2009, the Compensation Committee did not use a compensation consultant in determining or recommending the amount or form of executive and director compensation. However, survey data was provided to the Compensation Committee in 2009. In general, the Compensation Committee reviews the survey data and the Compensation Committee then uses its own judgment to determine the compensation of our executives. The benchmark data was gathered from the annual Cable Programmers/Broadcast Networks Compensation Survey

conducted by the Cable and Telecommunications Human Resources Association or CTHRA survey. Although the Compensation Committee reviewed the survey data gathered from the Radford global technology survey, the Compensation Committee chose to disregard such data as the companies participating in such survey were dissimilar to ours in terms of size and industry. The CTHRA survey reflects compensation information for 46 companies, representing 113 cable networks, in the cable television, broadcast, satellite digital and other media industry that have elected to participate in the survey1. The information is provided only on an anonymous aggregate basis and not on an individual company-by-company basis. Because specific company-by-company data is not provided, we do not benchmark against the individual companies included in the survey2. Although the overall compensation for our executive officers generally falls at or below the median of the range of salaries for executives in similar positions with similar responsibilities as set forth in the survey, the Compensation Committee does not target a percentile within such peer group and instead uses the comparative data only as a reference point after having determined the types and amounts of compensation based on its own evaluation.
     The Compensation Committee will consider the experience and skills of each specific executive in determining his or her compensation package and make individual determinations as it deems necessary and in the best interest of the company and its stockholders. We feel that the base salaries we offer our executives, combined with our short and long-term incentive plans and other benefits, will enable us to attract and retain talented executives.
     Throughout this Compensation Discussion and Analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the “2009 Summary Compensation Table” are referred to as the “named executive officers.”
Compensation Components
     The following summarizes the compensation elements that we use as tools to reward, align and retain our named executive officers:
•	Base salary;

•	Annual Incentive Cash Bonus Compensation;

•	Long-Term Stock-Based Incentive Awards; and

•	Retirement benefits under a 401(k) plan and other generally available benefit programs.
Base Salary
     The base salary for each named executive officer is set on the basis of (i) industry experience, knowledge and qualifications, (ii) the salary levels in effect for comparable positions within our principal industry marketplace competitors and the local area, and (iii) internal comparability considerations. The base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s scope of responsibilities, qualifications, experience, prior salary and competitive salary information within

[1]	The following companies participated in the survey: AT&T Services; Cablevision Systems Corporation reporting for Rainbow Programming; CBS Corporation reporting for CBS Corporation and Showtime Networks, Inc.; Comcast Cable Communications, Inc. reporting for CNB, TV One and Versus; Cox Communications, Inc.; Crown Media Holdings/Hallmark Channel; C-SPAN; DIRECTV, Inc.; Discovery Communications; Disney ABC Media Networks; Disney ABC Television; E! Entertainment Television, Inc.; EPSN, Inc.; Fox Broadcasting Network; Fox Networks Group; HBO Latin America Production Services; Home Box Office, Inc.; Lifetime Entertainment Services; Live Nation, Inc.; Major League Baseball Productions; MTV Networks; National Football League; NBC Universal – Cable Entities; New England Sports Network, Ltd.; New Frontier Media; Oxygen Media, LLC; Playboy Enterprises, Inc.; Premier Retail Networks, Inc.; Public Broadcasting Service; Qualcomm reporting for MediaFLO, USA; ReelzChannel LLC; Retirement Living; Scripps Networks; SiTV, Inc.; Starz Entertainment; The Church of Jesus Christ of Latter Day Saints; The Inspiration Networks; The Weather Channel; Thirteen WNET New York; Time Warner Cable; Turner Broadcasting System, Inc.; Univision Communications, Inc.; World Wrestling Entertainment, Inc.; Yahoo! Inc.; and YES Network, LLC.

[2]	Of the 46 participating companies, the companies that we believe are most similar to ours (based on number of networks operated by each company, the number of subscribers to the networks, gross revenues, etc.) are: Crown Media Holdings/Hallmark Channel; National Football League; New England Sports Network, Ltd.; Oxygen Media, LLC; ReelzChannel LLC; Retirement Living; SiTV, Inc.; The Weather Channel and YES Network, LLC.

our industry, if available. Year-to-year adjustments to each named executive officer’s base salary are determined by an assessment of her or his sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the officer’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that base salaries for our named executive officers should be targeted near the median of the range of salaries for executives in similar positions with similar experience and responsibilities at comparable companies. However, in some circumstances, we may agree to a base salary in excess of such median if it is determined to be in the best interest of the company and our stockholders to do so.
     Base salary is intended to reflect individual performance and is designed to be generally competitive with salary levels in the industry, experience and the local area. Base salary is paid to attract and retain our named executive officers and to provide them with a level of predictable base compensation that is competitive among comparable companies and that allows them to devote their full time, dedicated efforts to the company. Because base salary, in the first instance, is set at the time the named executive officer is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of the executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are either contractually negotiated as provided in employment agreements or are influenced by the named executive officer’s achievement of stated goals and objectives, our performance, and other information available to the Compensation Committee and are designed to assure that we remain competitive.
Performance-Based Annual Cash Bonuses
     Our named executive officers may receive annual performance-based bonuses under their respective employment agreements and the Executive Annual Cash Bonus Plan previously adopted by the Compensation Committee for the achievement of performance goals established by the Compensation Committee for 2009. We believe annual cash bonuses serve as a vehicle for retaining our executives and sustaining exceptional performance. Performance-based bonuses are an important component of our overall competitive compensation package. We pay cash bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we carefully align such goals with our stockholders’ interests by measuring them, whenever possible. We also believe that the competitive environment in our industry and geographic location necessitates the inclusion of bonus elements in our compensation program in order to retain and attract talented executives.
     Performance Guidelines and Bonus Payments. Each year the Compensation Committee establishes performance guidelines for bonus payments, including those of our Chief Executive Officer. The Compensation Committee evaluates many potential indicators of corporate success in deciding which performance measures to use for annual bonuses. Payments under our bonus plan are based on achieving both the company’s financial performance goals and the executive’s individual goals. Individual goals are established for each executive and support our overall corporate goals. Wherever possible, individual goals contain quantitative components. In the case of over achievement of any objective by any executive, the maximum total bonus may not exceed 120% of such executive’s target bonus, as set forth above, unless otherwise specifically approved by the Board of Directors.
     Performance Objectives. The performance metrics approved and adopted by the Compensation Committee for 2009 included both individual performance goals and corporate performance goals. The corporate goals for 2009 related to achieving the pre-established revenue metric and the pre-established non-GAAP measure of adjusted EBITDA3. Individual goals were tailored for each executive officer and related to the following categories: (i) increasing subscriber growth; (ii) ensuring legal and financial compliance and reporting; (iii) developing enhanced management information systems; (iv) achieving targeted primetime and weekend viewing; (v) hiring and retaining key employees; and (vi) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization.

[3]	Adjusted EBITDA, a non-GAAP financial measure, means earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs.

     The following table lists our named executive officers, their threshold, target and maximum annual cash incentive potential under the plan expressed as a percentage of their annual base salary, and the relative weighting assigned to corporate and individual goals for 2009:

		Bonus Potential
		as a % of Base Salary			Relative Weighting
					Corporate	Individual
Name	Title	Threshold	Target	Maximum	Goals	Goals
Roger L. Warner, Jr.	President and Chief
	Executive Officer	—	50%	60%	60%	40%
Thomas E. Hornish	Executive V. P.,
	Chief Operating
	Officer and General
	Counsel	—	60%	72%	55%	45%
Shad L. Burke (1)	Executive V.P.,
	Chief Financial
	Officer	—	45%	54%	40%	60%
Douglas J. Langston	Sr. V.P., Chief
	Accounting Officer
	& Controller	—	40%	48%	40%	60%
James E. Wilburn	Chairman of the
	Board - Winnercomm,
	Inc.	—	50%	60%	80%	20%

(1)	Mr. Burke resigned from his position as Executive Vice President and Chief Financial Officer and ceased his employment with us on March 19, 2010. Until a successor is named, Doug Langston, our Chief Accounting Officer, will serve as our principal financial officer.
     The Compensation Committee considered market data and individual performance and contribution in determining the incentive targets and relative weightings. The weighting of corporate versus individual goals was intended to reflect the participants’ responsibilities for their individual areas and the company-wide functions. Each of Messrs. Burke and Langston goals were weighted more to his individual goals than the other named executive officers due to his significant role in the financial and legal compliance and the development of enhanced management information systems. Mr. Wilburn’s goals were weighted more heavily to the corporate goals of our Production Services business segment in order to tie his compensation to the corporate achievements of Production Services and also because his responsibility involved company-wide functions for Production Services more than any individual area.
     The threshold level of corporate performance for each executive officer was 90% of budgeted adjusted EBITDA, below which no incentive award will be paid to the executive officer, regardless of whether or not individual performance goals were achieved. This threshold was established to ensure that no awards will be paid if the corporate performance results achieved were significantly below the target. Adjusted EBITDA and revenue metrics were used as the corporate performance objectives because the Compensation Committee believes these measures support the Company’s objective of creating long-term stockholder value through sustained profitable growth. Rewarding executives for achievement on these metrics aligns the interests of the Company’s executives with the interests of its stockholders. These metrics require focus on new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, productivity gains, cost containment, continuous improvement and waste reduction.
Adjusted EBITDA. The threshold and target adjusted EBITDA metric was weighted as follows for each of the named executive officers set forth below. For each of Messrs. Werner, Hornish, Burke and Langston:

Adjusted EBITDA			Relative Weighting
	Outdoor Channel	Production Services	Outdoor Channel	Production Services
Threshold	$10,784,000	$732,000	75%	25%
Target	$11,982,000	$813,000	75%	25%

     For Mr. Wilburn only:

Adjusted EBITDA			Relative Weighting
	Outdoor Channel	Production Services	Outdoor Channel	Production Services
Threshold	—	$732,000	—	100%
Target	—	$813,000	—	100%
Revenue. The revenue metric only applies to Messrs. Werner and Hornish as follows:

REVENUE			Relative Weighting
	Outdoor Channel	Production Services	Outdoor Channel	Production Services
Threshold	$51,527,000	$37,638,000	75%	25%
Target	$57,252,000	$41,820,000	75%	25%
     The Compensation Committee retains the sole and absolute discretion to determine any bonuses paid pursuant to the bonus plan, and also retains the right to pay our executives a discretionary bonus, including the named executive officers, up to a specified maximum amount, even if the company’s financial performance goals are not met. The payment of a bonus under the bonus plan is generally conditioned upon the participant’s employment on a full-time basis through the bonus payment date, which is typically within the first several months after the end of the fiscal year.
     2009 Performance Results. In March 2010, the Compensation Committee compared the actual performance of the company and each of the named executive officers to the previously established performance targets for the year to determine the bonuses, if any. In making such comparisons and determinations, the Compensation Committee reviewed the 2009 financial results of the company to determine whether the financial performance goals of the company had been met. The Compensation Committee then reviewed individual performance targets for each named executive officer and, after reviewing each named executive officer’s performance, used its discretion to determine whether such targeted performance had been met.
     The 2009 corporate performance results for purposes of determining bonus calculations were determined to be as follows:
CORPORATE PERFORMANCE RESULTS

Adjusted EBITDA		REVENUE
Outdoor Channel	Production Services	Outdoor Channel	Production Services
$12,139,000	($1,452,000)	$53,173,000	$33,679,000
     Finally, the Compensation Committee reviewed all other extenuating circumstances and considerations to determine the total bonus, if any, each named executive officer should be paid. The Compensation Committee considered the calculated payouts earned by each of the Company’s executive officers and awarded the following payouts to each named of the named executive officers:

	2009 BONUS RESULTS
			Corporate Performance Goals		Individual Performance Goals
			Corporate	Amount of 2009		Amount of 2009
			Performance	Corporate	Individual	Individual
	Aggregate Target	Aggregate 2009	Targeted	Performance Bonus	Performance	Performance Bonus
Executive Officer	2009 Bonus	Bonus Earned	2009 Bonus	Earned	Targeted 2009 Bonus	Earned
Mr. Werner	$250,000	$162,500	$150,000	$100,000 (1)	$100,000	$62,500
Mr. Hornish	$210,000	$182,217	$115,500	$78,750	$94,500	$103,467
Mr. Burke	$135,000	$105,300	$54,000	$40,500	$81,000	$64,800
Mr. Langston	$80,000	$72,000	$32,000	$24,000	$48,000	$48,000
Mr. Wilburn	$150,000	$0	$120,000	$0	$30,000	$0

(1)	$50,000 of which was awarded by Mr. Werner to five employees (three non-executive employees and also to Messrs. Hornish and Langston) for extraordinary efforts employed by such individuals during 2009.

     2010 Performance Objectives. In January 2010, the compensation committee of the Board of Directors approved and adopted the specific performance targets for fiscal 2010 for determining whether any annual cash incentives are to be paid to these executives for performance, and if so, the amount of such cash incentives. Such performance goals include: (i) achieving targeted revenues and profitability; (ii) increasing the number of subscribers to Outdoor Channel; (iii) ensuring all financial and legal reports are timely prepared and filed with the SEC; (iv) successfully effecting strategic initiatives; (v) hiring and retaining key employees; and (vi) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization. The performance thresholds and targets for each of the executives vary in detail and subject matter. For Fiscal 2010, the compensation committee also retains the right to pay these executives a fully discretionary bonus, up to a specified maximum amount.
Waiving or Modifying Performance Goals
     We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the named executive officer’s meeting her or his individual performance goals, and the company’s achievement of revised, measurable financial goals such as revenue or earnings.
Long-Term Stock-Based Incentive Awards
     Our long-term stock-based incentive awards to executives and employees consist of stock options, restricted shares and performance units, and since 2004 have been granted under our 2004 Long-Term Incentive Plan. The objective of these awards is to advance the longer-term interests of our stockholders and our named executive officers and to complement incentives tied to annual performance. Our stock options, restricted shares and performance units have been established to provide our named executive officers with incentives to help align their interests with the interests of stockholders. We have not adopted stock ownership guidelines. Currently, neither the Board of Directors nor its Compensation Committee has delegated authority to any member of management to grant any equity awards.
     An executive’s vesting rights to equity awards are generally negotiated at the time of initial hiring and at the time of any additional awards. Currently our equity awards vest over various periods ranging from three to seven years on a monthly, quarterly or annual basis, or upon the attainment of specified objectives. If stock options are granted to an executive, each stock option is generally exercisable over a five-year period following its grant unless the executive’s employment terminates prior to such date. The number of equity awards granted to an executive is also dependent on the number of shares available in the equity award pool, the number of awards already granted and vested to each individual executive, and information concerning the equity award granting practices of comparable companies.
     All equity awards are granted under a stockholder approved plan and all grants of stock options are made at 100% of fair market value, which we define as the closing price of our common stock on the date of grant. We do not backdate grants of awards, do not reprice grants and do not coordinate the grant of awards with the release of material information to result in favorable pricing.
     A significant portion of our equity awards are granted to our named executive officers at the time of hire. However, we may also grant an equity award upon such executive’s promotion and/or as part of an annual review.
     New Hire Equity Award Grant Process for Executives. For newly hired executive officers, the Compensation Committee determines the number, structure and vesting schedule of equity awards to be granted based on information it has available on such packages to similarly situated executives and recommendations by the Chief Executive Officer and other directors. If the Compensation Committee grants the equity awards prior to the executive’s hire date, the effective date of the grant is the executive’s first day of employment or, if the stock market is closed on that day, the next business day when the market opens. If stock options are granted to such executive, the exercise price is established on the grant date and vesting commences on the same date. If the grant does not occur prior to the executive’s hire date, the grants are effective and vesting commences on the day such awards are made by the Compensation Committee. If stock options are awarded, the exercise price of each stock option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.
     Other Equity Awards Grant Process. For non-named executive officers, we generally consider the granting of any equity awards during our annual employee review process, and we make grants related to promotions when the need arises. The grant date, vesting date and exercise price all are established as described above. All equity awards granted to our named executive officers and employees are currently approved by the Compensation Committee. Grants made in connection with promotions or for other reasons related to retention of our named executive officers are made by the Compensation Committee either by unanimous written consent or at meetings. The grants are effective and vesting commences on the day of the grant or some other date as established by the Compensation Committee. If stock options are awarded, the exercise price of each stock option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.
     Non-Employee Director Equity Awards Grant Process. Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007 each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the Board of Directors. Only two current directors, Messrs. Merritt and Stanley, hold such stock options, which are fully vested at this time. In December 2006, the Board of Directors adopted a policy of granting each non-employee director that number of restricted shares equal to a value of $40,000 on the date of grant after the vesting period of the options; such restricted shares vested one year after the date of grant. In May 2007, the Board of Directors terminated the Non-Employee Directors Stock Option Plan and granted each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our annual stockholder meeting provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such shares vest 100%. In March 2010, the board terminated the policy adopted in May 2007 and superseded all prior policies with a new compensation policy of annually granting to each non-employee director continuing to serve on our board after our Annual Meeting, that number of restricted stock units equal to a value of $100,000 on the date of the Annual Meeting, such restricted stock units to vest one year after the date of grant, provided that the non-employee director has continued to serve on the board during the prior year. Upon a change in control, all such units vest 100%.
Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs
     Our named executive officers participate in medical, vision and dental insurance group plans that are available to all employees, except that the company provides medical, dental and vision insurance coverage to the named executive officers that includes coverage for their spouses and dependents.
     Our named executive officers, together with most company employees, also participate in a broad-based, tax-qualified 401(k) plan. Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. The company matches one-half of the first 6% of the employee’s contributions. The company’s matching contributions vest 20% after each year of employment, such that they are fully vested after the fifth year of employment. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. At times, we may also pay the relocation, housing or commuting costs of our employees, including our named executive officers.
Accounting and Tax Considerations
     Internal Revenue Code Section 162(m) places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for named executive officers.

     Although the Board of Directors and our Compensation Committee also consider the accounting effect and tax deductibility resulting from a named executive officer’s compensation package, such consideration is not a definitive or decisive factor. The Board of Directors and our Compensation Committee design and structure the compensation packages for our named executive officers in a way that enables the company to hire extremely capable and highly motivated executives that can favorably impact the company and its stockholders.
Post-Termination Compensation and Benefits
     As of December 31, 2009, the company did not have employment agreements or severance agreements with any of its named executive officers other than an amended and restated employment agreement and supplemental compensation arrangement with Mr. Werner and employment agreements with each of Messrs. Hornish, Burke and Wilburn. These agreements provide for the payment of certain compensation and benefits upon certain terminations of employment, as more fully described under the section entitled “Employment Arrangements and Change in Control Arrangements,” below. On March 19, 2010, we entered into a Separation Agreement and Release, which we refer to as the “Separation Agreement” elsewhere in this document, with Mr. Shad L. Burke, our former Chief Financial Officer. The Separation Agreement provides that Mr. Burke’s resignation is effective on March 19, 2010. Mr. Burke will continue providing services to the Company for 12 months pursuant to a consulting agreement dated March 19, 2010, which we refer to as the Consulting Agreement, elsewhere in this document. The Board of Directors and our Compensation Committee have reviewed all of these agreements along with our outside legal counsel. The Board of Directors and Compensation Committee believe that granting such benefits are necessary in order to incentivize such executives to initially join the company and/or remain employed by the company, and in exchange, the company benefits from receiving a full release of claims by such executive upon the termination of employment. In addition, each executive must agree to not solicit any of our employees or compete with or disparage the company for that period during which the executive is receiving such benefits.
Acceleration of Equity Awards
     Under our 2004 Long-Term Incentive Plan, all employees, including our named executive officers, are eligible for accelerated vesting of their equity awards under the following change in control circumstances:
     If the award is assumed or substituted by the successor corporation in a change in control but the employee is involuntarily terminated by the successor in connection with or within 12 months following consummation of the change in control, the vesting of each assumed or substituted award will automatically accelerate in full.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, a change in control means any of the following:
•	A sale, transfer, or other disposition of all or substantially all of the company’s assets and properties is closed or consummated;

•	Any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, other than the company, any affiliate, or any “person” who as of the date of the 2004 Long-Term Incentive Plan’s adoption by the Board of Directors, is a director or officer of the company (including any trust of such director or officer), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities, provided that the following shall not constitute a “change in control” of the company: (i) any acquisition directly from the company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the company, any affiliate, or any entity controlled by the company or an affiliate; or (iii) upon the death of any person who as of the date on which the Board of Directors adopted the 2004 Long-Term Incentive Plan is a director or officer of the company, the transfer (1) by testamentary disposition or the laws of intestate succession to the estate or the legal beneficiaries or heirs of such person, or (2) by the provisions of any living trust to the named current income beneficiaries thereof of the securities of the company beneficially owned by such director or officer of the company;

•	During any twelve month period during the term of the 2004 Long-Term Incentive Plan, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	A merger, reorganization, or consolidation involving the company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of shares immediately prior to such transaction own, either directly or indirectly, 50% or more of the equity interests or combined voting power of the surviving corporate or entity (or its parent company) immediately following such transaction.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, an involuntary termination means a termination of an employee’s continuous service under the following circumstances on or after a change in control:
•	Termination without “cause” by the company or an affiliate or successor thereto; or

•	Voluntary termination by the employee within 60 days following: (A) a material reduction in the employee’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the employee’s work site to a facility or location more than 50 miles from the employee’s principal work site at the time of the change in control; or (C) a material reduction in employee’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated employees, directors or consultants.
     For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, cause for termination of an employee’s continuous service will exist if the employee is terminated by the company or an affiliate for any of the following reasons:
•	The employee’s willful failure to substantially perform his or her material duties and responsibilities to the company or deliberate violation of a material company policy;

•	The employee’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct;

•	The employee’s material unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom the employee owes an obligation of nondisclosure as a result of his or her relationship with the company; or

•	The employee’s willful and material breach of any of his or her obligations under any written agreement or covenant with the company.
     The named executive officers have award agreements providing for additional acceleration of their equity awards upon the occurrence of certain events. Additionally, Mr. Werner’s amended and restated employment agreement provides for acceleration of certain of his equity awards either upon a change in control or in the event he is terminated without cause or he resigns with good reason within the three months prior to or twelve months after a change in control. The employment agreements entered into with Messrs. Hornish, Burke and Wilburn also provide for acceleration of equity awards upon a change in control. For additional information regarding these arrangements, please refer to the section entitled “Employment Arrangements and Change in Control Arrangements,” below.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors of Outdoor Channel Holdings, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based upon that review and discussion, recommended to the board that it be so included.
Compensation Committee
Michael L. Pandzik, Chair
Ajit M. Dalvi
T. Bahnson Stanley

SUMMARY COMPENSATION TABLE
     The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007, respectively, by our five most highly compensated executive officers who were employed by us as of December 31, 2009. We refer to these executive officers as our “named executive officers” elsewhere in this document.

							Non-Equity
							Incentive Plan	All Other
		Salary	Bonus		Stock Awards	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)		($)
Roger L. Werner, Jr.,	2009	501,923	—		1,413,750	—	162,500 (2)	1,892,288	(4)	3,970,461
President & CEO	2008	450,192	—		—	—	225,000	1,196,228	(5)	1,871,420
	2007	312,692	—		—	—	115,000	3,450	(6)	431,142

Thomas E. Hornish,	2009	344,327	—		580,000	—	182,225	7,847	(3)	1,114,399
Executive VP, COO &	2008	318,269	100,000	(7)	1,176,000	—	150,869	1,875	(3)	1,747,013
GC	2007	227,999	—		51,000	—	75,938	2,278	(3)	357,215

Shad L. Burke,	2009	294,135	—		507,500	—	105,300	7,350	(3)	914,285
Executive VP & CFO(1)	2008	236,347	50,000	(8)	354,500	—	88,569	—		729,416
	2007	42,404	50,000		409,000	—	—	—		501,404

James E. Wilburn	2009	291,923	—		1,087,500	—	—	6,923	(3)	1,386,346
Chairman, Winnercomm

Douglas J. Langston	2009	198,464	—		143,500	—	72,000	5,352	(3)	419,316
SVP, CAO & Controller

(1)	Mr. Burke joined the company in December 2007 and his compensation was pro-rated for such fiscal year. Mr. Burke resigned from his position as Executive Vice President and Chief Financial Officer and ceased his employment with us on March 19, 2010. He is currently providing consulting services to us.

(2)	$50,000 of which was awarded by Mr. Werner to five employees (three non-executive employees and also to Messrs. Hornish and Langston) for extraordinary efforts employed by such individuals during 2009.

(3)	Represents the company’s matching portion of contributions to our 401(k) Plan on behalf of the named executive officer.

(4)	Represents the company’s matching portion of contributions to our 401(k) Plan of $7,796 and a $1,884,492 bonus related to Mr. Werner’s supplemental compensation agreement.

(5)	Represents the company’s matching portion of contributions to our 401(k) Plan of $7,975 and a $1,188,253 bonus related to Mr. Werner’s supplemental compensation agreement.

(6)	Represents the company’s matching portion of contributions to our 401(k) Plan of $3,450.

(7)	Represents a $100,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.

(8)	Represents a $50,000 discretionary bonus for extraordinary efforts and positive results in 2008 relating to the company’s accounting, tax and legal matters.

Grants of Plan-Based Awards
     Plan-based equity awards granted to our named executive officers are generally service-based restricted stock. In prior years, we granted stock options. The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant or if no such price is available at the time of grant then the most recent closing price available. All equity awards were granted under our 2004 Long-Term Incentive Plan, as amended.
The following table presents information concerning grants to each of the named executive officers during 2009.

											Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
		Estimated Possible Payouts Under Non-						Awards:	Number of	or Base	Stock
		Equity Incentive Plan Awards			Estimated Future Payouts Under			Number of	Securities	Price of	and
		(Performance-Based Annual Bonus) (1)			Equity Incentive Plan Awards			Shares of	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Options (#)	Awards ($/Sh)	Awards ($/Sh)
Roger L. Werner, Jr.	4/15/09	—	250,000	300,000	—	—	—	195,000	—	—	7.25
Thomas E. Hornish	4/15/09	—	210,000	252,000	—	—	—	80,000	—	—	7.25
Shad L. Burke (2)	4/15/09	—	135,000	162,000	—	—	—	70,000	—	—	7.25
James E. Wilburn	4/15/09	—	150,000	180,000	—	—	—	150,000	—	—	7.25
Douglas J. Langston	3/10/09	—	80,000	96,000	—	—	—	25,000	—	—	5.74

(1)	Amounts reported in the table represent estimates at the beginning of 2009 of bonuses expected to be paid under performance objectives established by the Compensation Committee.

(2)	Mr. Burke resigned from his position as Executive Vice President and Chief Financial Officer and ceased his employment with us on March 19, 2010. He is currently providing consulting services to us.

Outstanding Equity Awards at Fiscal Year End
     The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2009, including the value of the stock awards.

						Stock Awards
								Equity	Equity
	Option Awards							Incentive	Incentive
			Equity					Plan	Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:				Market Value	Unearned	Payout Value
	Number of	Number of	Number of			Number of	of Shares	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	or Units	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	of Stock	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	That Have	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Not Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)
Perry T. Massie	—	—	—	—	—	—	—	—	—
Roger L. Werner, Jr.	300,000	—	—	12.10	10/16/11	180,000 (1)	1,044,000	—	—
	—	—	—	—	—	—	—	300,000	2,247,000
	—	—	—	—	—	—	—	400,000	2,996,000
Thomas E. Hornish	7,500	2,500 (2)	—	12.58	6/03/11	193,000 (3)	1,119,400	—	—
Shad L. Burke	—	—	—	—	—	131,250 (4)	761,250	—	—
James E. Wilburn	—	—	—	—	—	100,000 (5)	580,000	—	—
Douglas J. Langston	—	—	—	—	—	40,000 (6)	232,000	—	—

(1)	180,000 shares are restricted shares, subject to forfeiture. 15,000 shares shall vest in equal quarterly installments on December 31, March 31, June 30, and September 30 of each year, such that the entire 180,000 shares of restricted stock will be vested as of December 31, 2012.

(2)	Mr. Hornish has 2,500 options that will become exercisable on June 3, 2010.

(3)	70,000 shares are restricted shares, subject to forfeiture. 5,000 shares shall vest in equal quarterly installments on January 15, April 15, July 15, and October 15 of each year such that the entire 70,000 shares of restricted stock will be vested as of April 15, 2013. 3,000 shares shall vest on June 3, 2010. 120,000 restricted shares, subject to forfeiture. 30,000 shares shall vest on February 1 of each year such that the entire 120,000 shares of restricted stock will be vested as of February 1, 2013.

(4)	61,250 restricted shares, subject to forfeiture, and shall vest in equal quarterly installments on January 15, April 15, July 15, and October 15 of each year, beginning on January 15, 2010, such that the entire 61,250 shares of restricted stock will be vested as of April 15, 2013. Although not reflected in table above, pursuant to Mr. Burke’s Separation Agreement, the vesting of 20,00 shares of restricted stock previously issued to Mr. Burke was accelerated on March 19, 2010 and the remaining shares of restricted stock which were unvested as of March 19, 2010 were forfeited.

(5)	100,000 shares are restricted shares, subject to forfeiture. 12,500 shares shall vest in equal quarterly installments on December 31, March 31, June 30, and September 30 of each year, such that the entire 100,000 shares of restricted stock will be vested as of December 31, 2011.

(6)	25,000 shares are restricted shares, subject to forfeiture, and shall vest as follows: (i) 6,250 shares shall vest on March 10 of each year, beginning in 2010, until fully vested. 15,000 shares are restricted shares, subject to forfeiture, and shall vest as follows: (i) 5,000 shares shall vest on December 27 of each year, until fully vested.

Option Exercises and Stock Vested at Fiscal Year End
          The following table presents certain information concerning the exercise of options and vesting of restricted stock by each of the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)		($)
Roger L. Werner, Jr.	—	—	56,658	(1)	356,776	(1)
Thomas E. Hornish	—	—	56,000	(2)	341,280	(2)
Shad L. Burke	—	—	28,750	(3)	188,475	(3)
James E. Wilburn	—	—	50,000		317,750
Douglas J. Langston	—	—	5,000	(4)	28,000	(4)

(1)	Represents gross amounts received from the vesting of Restricted Shares; in connection with such vesting Mr. Werner returned an aggregate of 17,029 of such shares, equal to a value of $109,867, back to the company in satisfaction of statutory tax withholdings.

(2)	Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Hornish returned 18,456 of such shares, equal to a value of $112,372, back to the company in satisfaction of statutory tax withholdings.

(3)	Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Burke returned 10,466 of such shares, equal to a value of $68,629, back to the company in satisfaction of statutory tax withholdings.

(4)	Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Langston returned 1,834 of such shares, equal to a value of $10,270, back to the company in satisfaction of statutory tax withholdings
Pension Benefits
     None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
     None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment Arrangements and Change in Control Arrangements
Roger L. Werner, Jr.
     On October 16, 2006, we entered into an employment agreement with our President and Chief Executive Officer, Roger L. Werner, Jr. which we refer to as the “Werner Employment Agreement” elsewhere in this document. The Werner Employment Agreement provides for a term of three years and may be terminated by either party without cause at any time for any reason, subject to the payment of certain amounts as set forth below.
     In February 2008, we entered into a supplemental compensation agreement with Mr. Werner which we refer to as the “Supplemental Agreement” elsewhere in this document. The Supplemental Agreement provides for an increased base annual salary as well as certain bonus payouts, as further described below. The Supplemental Agreement terminates in March 2010.
     In April 2009, we entered into an amended and restated employment agreement with Mr. Werner which we refer to as the “Amended Employment Agreement” elsewhere in this document. The Amended Employment Agreement supersedes and replaces in its entirety all prior agreements with Mr. Werner, with the exception of the Supplemental Agreement. The Amended Employment Agreement has an initial term that ends on December 31, 2012, and will be automatically extended by one year on January 1, 2013 and on each anniversary thereafter, unless either party provides written notice of non-renewal at least sixty (60) days prior to the renewal date.
     The terms “Cause” and “Good Reason” as used in the following discussion and table below are defined in the Amended Employment Agreement and have the meanings generally described below. You should refer to the Amended Employment Agreement for the actual definitions. The term “Change in Control” as used in the following discussion and table below is defined in the 2004 Long-Term Incentive Plan and has the meaning described above in the section entitled “Acceleration of Equity Awards.”

     “Cause” generally means that Mr. Werner has:
•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the company;

•	been convicted of a felony;

•	willfully breached any fiduciary duty that has a material detriment to our reputation or business;

•	been found liable in any Securities and Exchange Commission or other civil or criminal securities law action that our Board of Directors determines will have a detrimental effect on our reputation or business;

•	entered into a cease and desist order with respect to any action which would bar him from service as an executive officer or member of a board of directors of any publicly-traded company;

•	obstructed or impeded or failed to cooperate with any investigation authorized by the Board of Directors or any governmental or self-regulatory authority; or

•	been disqualified by any governmental or self-regulatory authority from serving in the capacity contemplated by the agreement.
     “Good Reason” generally means that, without Mr. Werner’s express written consent:
•	his responsibilities have been significantly reduced or a change has been made in his reporting position;

•	his base salary, target annual incentive or benefits have been reduced;

•	the company has purportedly terminated him for cause without first satisfying the procedural protections as required by the employment agreement;

•	any successor to the company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than fifty (50) miles away.
     Pursuant to the terms of the Supplemental Agreement and the Amended Employment Agreement, Mr. Werner is entitled to a base salary of $500,000 per year.
     Pursuant to the Amended Employment Agreement, Mr. Werner is eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Compensation Committee, which for all fiscal years through 2009 shall be based on a target annual incentive that is not less than 50% of Mr. Werner’s base salary. The Amended Employment Agreement provides that for fiscal years beginning after 2009, Mr. Werner’s target annual incentive shall be 80% of his base salary, with a maximum incentive of 120% of such target. Additionally, the Supplemental Agreement provides that Mr. Werner’s target annual incentive will not be less than $225,000 and $250,000 for 2008 and 2009, respectively. The Supplemental Agreement also provides for the payment to Mr. Werner of up to $950,000 for the renewal of seven major affiliation agreements on commercially reasonable terms as determined by the Board of Directors in its discretion, with a bonus amount of $50,000 payable to Mr. Werner for the renewal of each of the seven major agreements plus the following: (i) an incentive bonus in the amount of $100,000 when the first three of any of the seven companies have entered into renewed contracts with the company; (ii) an additional incentive bonus in the amount of $200,000 when the first five of any of the seven companies have entered into renewed contracts with the company; and (iii) an additional incentive bonus in the amount of $300,000 when all seven companies have entered into renewed contracts with the company.
     Pursuant to the Supplemental Agreement, Mr. Werner is also eligible to receive an incentive bonus payable for incremental growth of our subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2007 reports, which is payable as follows: (i) up to $1,500,000 is payable in individual amounts of $300,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for up to 5 million incremental subscribers; (ii) an additional amount of up to $2,000,000 is payable in individual amounts of $400,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for between 5 million and 10 million incremental subscribers; and (iii) an additional incentive bonus, with no maximum, of $500,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for incremental subscribers in excess of 10 million. Mr. Werner is also entitled to receive, pursuant to the Supplemental Agreement, a cash bonus of 5% of the annual increase in advertising revenue from continuing operations of Outdoor Channel compared to the prior year for both 2008 and 2009.

     Pursuant to the Supplemental Agreement, the company paid Mr. Werner (i) an incentive bonus in the aggregate amount of $300,000 in connection with the execution of certain affiliate agreements in 2008, (ii) an incentive bonus in connection with the incremental growth of our subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2007 reports in the aggregate amount of $517,653 in March 2009, (iii) an incentive bonus of 5% of the annual increase in advertising revenue from continuing operations of Outdoor Channel compared to fiscal year 2007 in the aggregate amount of $370,600 in March 2009; (iv) an incentive bonus in the aggregate amount of $300,000 in connection with the execution of certain affiliate agreements in March 2009, $30,000 of which was awarded by Mr. Werner to an non-executive employee for extraordinary efforts employed in connection with the execution of the affiliate agreements and (v) an incentive bonus in connection with the incremental growth of our subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2008 reports, in the aggregate amount of $2,046,992 in March 2010.
     The Supplemental Agreement provides that in the event of a change in control of the company and so long as Mr. Werner remains an employee of the company on the date of the change in control, the company will pay to Mr. Werner an amount equal to (a) measurements for each applicable bonus under the supplemental compensation arrangement as of the day prior to the change in control, and (b) estimates of advertising revenue growth to be determined in the sole and absolute discretion of the Board of Directors.
     In addition, Mr. Werner was granted non-statutory stock options to purchase 300,000 shares of company common stock under our 2004 Long-Term Incentive Plan at an exercise price equal to the closing price per share on the Nasdaq Global Market for our common stock on the effective date of the Werner Employment Agreement. The options vest at a rate of 40% on the 90th day after the effective date of the Werner Employment Agreement, and an additional 60% thereafter in equal monthly installments beginning four months after the effective date such that the option is 100% vested on October 16, 2009, assuming Mr. Werner’s continued employment with the company on each scheduled vesting date. Mr. Werner was also granted, pursuant to the Werner Employment Agreement, 150,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. The restricted stock vests in equal monthly installments beginning on the effective date of the Werner Employment Agreement such that the entire 150,000 shares are 100% vested on October 16, 2009 assuming Mr. Werner’s continued employment with the company on each scheduled vesting date. Finally, pursuant to the Werner Employment Agreement, Mr. Werner was granted 800,000 performance units under the 2004 Long-Term Incentive Plan that vest in nine installments based on the price of our common stock. For example, two installments of 50,000 units each vest, as applicable, on the 20th trading day following the date on which the per share closing price of our common stock, as traded on Nasdaq, reaches a price equal to $11.96 and $12.46, respectively, if (i) the average closing price per share of company common stock over the 20-trading day period is equal to or greater than $11.96 and/or $12.46, as applicable, and (ii) such a target is reached and such average maintained within the four (4) year performance period beginning on the date of the Werner Employment Agreement.
     Pursuant to the Amended Employment Agreement, Mr. Werner was granted 195,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. The restricted stock vests in equal quarterly installments, with the first installment becoming vested on December 31, 2009, such that the entire grant will be 100% vested as of December 31, 2012.
     Pursuant to the Amended Employment Agreement, if Mr. Werner’s employment with the company terminates for any reason, Mr. Werner will be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Mr. Werner; (v) unreimbursed business expenses required to be reimbursed to Mr. Werner; and (vi) rights to indemnification Mr. Werner may have under our Certificate of Incorporation, Bylaws, his employment agreement, or separate indemnification agreement, as applicable.
     The Amended Employment Agreement provides that if Mr. Werner’s employment is terminated by us without cause or he resigns for good reason, in addition to the accrued benefits (and unreimbursed expenses) described above, and so long as the termination or resignation occurs during the time in which Mr. Werner is employed by us pursuant to the Amended Employment Agreement, Mr. Werner will receive (i) severance payments (less applicable withholding taxes) which will result in an aggregate severance payment to Mr. Werner of $1,250,000 (payable over a period of eighteen months in generally equal amounts bi-weekly in accordance with the company’s normal payroll policies over the eighteen months following his termination or resignation and (ii) accelerated vesting with respect to 50% of the then unvested portion of his outstanding awards relating to our common stock, except for the performance units granted pursuant to the Werner Employment Agreement. Additionally, if Mr. Werner’s termination or resignation occurs within the three months prior to or twelve months after a change in control, he will receive accelerated vesting with respect to 100% of his then unvested portion of his outstanding awards relating to our common stock, instead of 50%, except with respect to the performance units granted pursuant to the Werner Employment Agreement.
     The severance payments and other benefits under either the Werner Employment Agreement or the Amended Employment Agreement will be subject to Mr. Werner entering into (and not subsequently revoking): (i) a release of claims agreement; (ii) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which Mr. Werner receives severance payments and (iii) our standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.
     The following table represents potential payouts to Mr. Werner upon termination of his employment pursuant to the terms of the Werner Employment Agreement and the Supplemental Agreement. The payouts assume the triggering event indicated occurred on December 31, 2009, at which time the closing price of our common stock was $5.80 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts Mr. Werner would receive. This table further assumes that Mr. Werner’s base salary at the time of the triggering event was $500,000 per year (his salary as of December 31, 2009) and all earned and accrued base compensation and annual incentives, if any, were paid in full prior to the triggering event.
Termination of Employment — Roger L. Werner, Jr.

			Involuntary or	Involuntary or Resignation for
	Voluntary		Resignation	Good Reason After Change in	Due to Death or
Compensation and Benefits	Resignation	For Cause	for Good Reason	Control	Disability
Aggregate amount	$0	$0	$1,250,000	$1,250,000	$0
Equity Awards
• Stock Options	$0	$0	$0	$0	$0
• Restricted Shares	$0	$0	$522,000	$1,044,000	$0
• Performance Units	$0	$0	$2,030,000	$4,060,000	$0
Thomas E. Hornish and Shad L. Burke
     In February 2007, we entered into a Change of Control Severance Agreement with Thomas E. Hornish, Executive Vice President and Chief Operating Officer which was replaced and superseded in its entirety with the employment agreement that we entered into with Mr. Hornish in April 2009.
     In October 2007, the company entered into a Change of Control Severance Agreement with Shad L. Burke, then our Chief Accounting Officer and now our Chief Financial Officer, which was replaced and superseded in its entirety with the employment agreement that we entered into with Mr. Burke in April 2009.
     The employment agreements with each of Messrs. Hornish and Burke have an initial term that ends on December 31, 2012, and will be automatically renewed for additional one year terms thereafter unless either party provides written notice of non-renewal at least 60 days prior to the renewal date.
     Pursuant to the terms of their employment agreements, Mr. Hornish received a base salary increase from $325,000 to $350,000, and Mr. Burke received a base salary increase from $275,000 to $300,000, effective as of the date they entered into their new employment agreements with us. The employment agreements also provide that Messrs. Hornish and Burke are each eligible to receive, for our fiscal years beginning in 2009, annual cash incentives payable for the achievement of performance goals established by the Compensation Committee, after consultation and discussion with the Chief Executive Officer. During the term of their employment agreements, Mr. Hornish’s target annual incentive will be 60% of his base salary and Mr. Burke’s will be 45% of his base salary, with maximum incentives of 120% of such targets for each of Messrs. Hornish and Burke.
     Pursuant to their employment agreements, Mr. Hornish was granted 80,000 shares of restricted stock and Mr. Burke was granted 70,000 shares of restricted stock. Both grants were made under the 2004 Long-Term Incentive Plan, and will vest in equal quarterly installments beginning on the effective date of their employment agreements, such that the entire grants will be 100% vested as of the fourth anniversary of the effective date of their employment agreements.
     Pursuant to their employment agreements, if their employment with the company terminates for any reason, they will each be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of their termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to each of them; (v) unreimbursed business expenses required to be reimbursed to them; and (vi) rights to indemnification that they may have under our Certificate of Incorporation, Bylaws, their employment agreements, or separate indemnification agreement, as applicable.
     The employment agreements with Messrs. Hornish and Burke provide that they are eligible to receive severance benefits in the event of certain terminations of their employment. If a termination of employment (including a resignation of employment) occurs during the period that is either three months prior to or within twelve months after a change in control, for purposes of the employment agreement it will be considered “in connection with a change in control.” In the event that we terminate either Mr. Hornish or Mr. Burke without cause, or either Mr. Hornish or Mr. Burke resigns for good reason, they will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve months (if such termination or resignation is in connection with a change in control, for a period of eighteen months), and (ii) if either Mr. Hornish or Mr. Burke elects continuation coverage pursuant to COBRA, and provided that they constitute a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse them for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) twelve months following the date of their termination or resignation (if such termination or resignation is in connection with a change in control, for a period of eighteen months), or (B) the date upon which either Mr. Hornish or Mr. Burke and their eligible dependents become covered under similar plans. The monthly severance payments that Mr. Hornish would be entitled to receive pursuant to his employment agreement upon such a termination or resignation that is not in connection with a change in control would be $31,250 (resulting in an aggregate severance payment of $375,000); if such termination or resignation is in connection with a change in control, the monthly severance payments that Mr. Hornish would be entitled to would be $41,667 (resulting in an aggregate severance payment of $750,000). The monthly severance payments that Mr. Burke would be entitled to receive pursuant to his employment agreement upon such a termination or resignation that is not in connection with a change in control would be $20,833(resulting in an aggregate severance payment of $250,000); if such termination or resignation is in connection with a change in control, the monthly severance payments that Mr. Burke would be entitled to would be $27,778 (resulting in an aggregate severance payment of $500,000).
     The employment agreements with Messrs. Hornish and Burke also provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.
     The severance payments and other benefits under the employment agreements will be subject to Messrs. Hornish and Burke each entering into (and not subsequently revoking): (i) a release of claims agreement; (ii) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which Messrs. Hornish and Burke receive severance payments and (iii) our standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.
     The terms “Cause” and “Good Reason” as used in the discussion of Messrs. Hornish and Burke’s employment agreements and the table below are defined in such agreements and have the same meanings generally discussed above for the Werner Employment Agreement, Supplemental Agreement and Amended Employment Agreement. You should refer to the employment agreements for the actual definitions. The term “Change of Control” as used in the discussion of Messrs. Hornish and Burke’s employment agreements and the table below is defined in such agreements as “Change in Control” as defined in our 2004 Long-Term Incentive Plan and has the same meaning generally discussed above in the section entitled “Acceleration of Equity Awards.” You should refer to the 2004 Long-Term Incentive Plan for the actual definition.

     The following table represents potential payouts to Messrs. Hornish and Burke upon termination of employment pursuant to the terms of their Employment Agreements and assumes the termination of employment occurred on December 31, 2009. This table further assumes that all earned and accrued base compensation and annual incentives, if any, were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost the company would incur to continue those benefits.
Termination of Employment — Thomas E. Hornish (1)

			Involuntary or Resignation	Involuntary or Resignation for
Compensation and	Voluntary		for Good Reason	Good Reason After Change in	Due to Death or
Benefits	Resignation	For Cause	Without Change in Control	Control	Disability
Aggregate amount	$0	$0	$375,000	$750,000	$0
Health Care Benefits	$0	$0	$15,621	$23,432	$0

(1)	As of December 31, 2009, Mr. Hornish’s annual salary was $350,000 and his targeted Annual Incentive Bonus was 60% of his base salary.
Termination of Employment — Shad L. Burke (2)

			Involuntary or Resignation	Involuntary or Resignation for
Compensation and	Voluntary		for Good Reason	Good Reason After Change in	Due to Death or
Benefits	Resignation	For Cause	Without Change in Control	Control	Disability
Aggregate amount	$0	$0	$250,000	$500,000	$0
Health Care Benefits	$0	$0	$11,913	$17,869.50	$0

(2)	As of December 31, 2009, Mr. Burke’s annual salary was $300,000 and his targeted Annual Incentive Bonus was 45% of his base salary.
     On March 19, 2010, we entered into a Separation Agreement with Mr. Shad L. Burke, formerly the Company’s Chief Financial Officer. The Separation Agreement provides that Mr. Burke’s resignation is effective immediately. Mr. Burke will continue providing services to the Company for 12 months pursuant to a consulting agreement dated March 19, 2010. The Consulting Agreement provides that Mr. Burke will make himself available up to 4 days each month to perform assignments requested by us.
     Pursuant to the terms of the Separation Agreement, we will provide Mr. Burke with severance payments equal to $25,000 per month (less applicable tax withholding) for one year (for a total of $300,000) and will reimburse Mr. Burke his payments for COBRA health care coverage for a period of up to 12 months or until he has secured other employment, whichever occurs first. In addition, we accelerated the vesting of 20,000 shares of restricted stock previously issued to Mr. Burke, and the remaining shares of restricted stock which were unvested as of his resignation date were forfeited pursuant to their original terms and conditions. Additionally, Mr. Burke released us from any known or unknown claims he may have against our company.
James E. Wilburn
     In May 2009, the company entered into an employment agreement with Mr. James E. Wilburn, Chairman of Winnercomm, Inc. The employment agreement has an initial term that ends on December 31, 2011, and will be automatically renewed for additional one year terms thereafter unless either party provides written notice of non-renewal at least 60 days prior to the renewal date. Pursuant to the terms of his employment agreement, Mr. Wilburn shall receive a base salary of $300,000 and shall be eligible to receive, for our fiscal year beginning in 2009, annual cash incentives payable for the achievement of performance goals established by the Compensation Committee, after consultation and discussion with the Chief Executive Officer. During the term of his employment agreement, Mr. Wilburn’s target annual incentive will be 50% of his base salary, with a maximum incentive of 120% of such target.
     Pursuant to his employment agreement, Mr. Wilburn was granted 150,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. Such shares of restricted stock shall vest as follows: (i) 37,500 shares shall vest on September 30, 2009; (ii) 12,500 shares shall vest on December 31, 2009; (iii) the remainder shall vest in equal quarterly installments of 12,500 shares per installment, beginning on the last day of each calendar quarter in 2010 and 2011, such that the entire grants will be 100% vested on December 31, 2011.
     Pursuant to his employment agreement, if his employment with the company terminates for any reason, he will each be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of the termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any applicable employee benefit and compensation agreements or plans; (v) unreimbursed business expenses required to be reimbursed to him; and (vi) rights to indemnification that he may have under our Certificate of Incorporation, Bylaws, his employment agreement, or separate indemnification agreement, as applicable.
     The employment agreement with Mr. Wilburn also provides that he is eligible to receive severance benefits in the event of certain termination of his employment. In the event that we terminate Mr. Wilburn without cause, or Mr. Wilburn resigns for good reason, he will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of sixteen months, and (ii) if Mr. Wilburn elects continuation coverage pursuant to COBRA, and provided that he constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse him for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) sixteen months following the date of their termination or resignation or (B) the date upon which Mr. Wilburn and his eligible dependents become covered under similar plans. The monthly severance payments that Mr. Wilburn would be entitled to receive pursuant to his employment agreement upon such a termination or resignation would be $25,000 (resulting in an aggregate severance payment of $400,000).
     The employment agreement with Mr. Wilburn also provides that in the event that the severance payments and other benefits payable to such executive constitutes “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.
     The severance payments and other benefits under the employment agreement will be subject to Mr. Wilburn entering into (and not subsequently revoking): (i) a release of claims agreement; (ii) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which Mr. Wilburn receives severance payments and (iii) our standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.
     The terms “Cause” and “Good Reason” as used in the discussion of Mr. Wilburn’s employment agreement and the table below are defined in such agreements and have the same meanings generally discussed above for the Werner Employment Agreement, the Supplemental Agreement and Amended Employment Agreement. You should refer to the employment agreement for the actual definitions. The term “Change of Control” as used in the discussion of Mr. Wilburn’s employment agreement and the table below is defined in such agreements as “Change in Control” as defined in our 2004 Long-Term Incentive Plan and has the same meaning generally discussed above in the section entitled “Acceleration of Equity Awards.” You should refer to the 2004 Long-Term Incentive Plan for the actual definition.
     The following table represents potential payouts to Mr. Wilburn upon termination of employment pursuant to the terms of his employment agreement and assumes the termination of employment occurred on December 31, 2009. This table further assumes that all earned and accrued base compensation and annual incentives were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost the company would incur to continue those benefits.
Termination of Employment — James E. Wilburn (3)

Compensation and	Voluntary		Involuntary or Resignation	Due to Death
Benefits	Resignation	For Cause	for Good Reason	or Disability
Aggregate amount	$0	$0	$400,000	$0
Health Care Benefits	$0	$0	$16,468	$0

(3)	As of December 31, 2009, Mr. Wilburn’s annual salary was $300,000 and his targeted Annual Incentive Bonus was 50% of his base salary.
     The stock option and restricted share agreements of our named executive officers provide that in connection with a change in control of the company, all options and restricted shares then outstanding shall become fully vested either immediately or if such executive’s employment is also terminated. Based on a closing price of $5.80 per share of our common stock as of December 31, 2009, the value of such unvested options and restricted shares that would immediately vest in such case for the following, our current named executive officers, if such a change in control had occurred on December 31, 2009 was:

Name	Options	Restricted Shares
Roger L. Werner, Jr. (1)	$0	$1,044,000
Thomas E. Hornish (2)	$0	$1,119,400
Shad L. Burke (2) (3)	N/A	$761,250
Douglas J. Langston	N/A	$232,000
James E. Wilburn	N/A	$580,000

(1)	In addition to the acceleration of options and restricted shares as described above, the Werner Employment Agreement and the Amended Employment Agreement also provide for the acceleration of all of Mr. Werner’s options, restricted stock and other equity awards upon a change in control, with the exception of the performance units granted pursuant to the Werner Employment Agreement.

(2)	In addition to the acceleration of options and restricted shares as described above, the employment agreements entered into in April 2009 with Messrs. Hornish and Burke also provide for the acceleration of all of such executive’s options, restricted stock and other equity awards upon a change in control.

(3)	Mr. Burke resigned from his position as Executive Vice President and Chief Financial Officer and ceased his employment with us on March 19, 2010. Pursuant to Mr. Burke’s Separation Agreement, the vesting of 20,00 shares of restricted stock previously issued to Mr. Burke was accelerated on March 19, 2010 and the remaining shares of restricted stock which were unvested as of March 19, 2010 were forfeited.
Securities Authorized For Issuance Under Equity Compensation Plans
     We have a 2004 long term incentive plan and a non-employee director stock option plan, that permits the grant of a wide variety of equity and equity-based incentive awards to directors, officers and key employees, both of which were approved by our stockholders. At December 31, 2009, outstanding awards consisted of stock options, restricted stock and performance units held by 113 employees.
     The following table sets forth information regarding our equity compensation plans at December 31, 2009.

	Number of shares to be issued	Weighted-average	Number of additional
	upon exercise of outstanding	exercise price of outstanding	shares remaining available
	options, warrants and rights	options, warrants and rights	for future issuance
2004 Long-Term Incentive Plan	1,100,000	$12.50	1,019,286	(1)(3)

Non-Employee Director Stock Option Plan	250,000 (2)	$12.65	0	(4)

(1)	The number of shares available for future issuance is increased by the number of shares forfeited by a participant to satisfy related tax withholding obligations relating to stock option and other plan awards and by the number of shares subject to awards that lapse, expire or are otherwise terminated or are settled other than by the issuance of shares.

(2)	Consists solely of options to purchase shares of our common stock, all of which were granted at an exercise price of 100% of the grant date fair market value of the shares subject to the option

(3)	Does not reflect the March 19, 2010 forfeiture of Mr. Burke’s remaining shares of unvested unrestricted stock previously issued to Mr. Burke pursuant to the terms of his Separation Agreement.

(4)	We no longer make and have not made any grants under our non-employee director stock option plan since 2007.
     We provide additional discussion of stock incentive plans in Note 12 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We have a lease agreement regarding a portion of our administrative facilities with Musk Ox Properties, LP, a stockholder of ours and which in turn is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and a major stockholder of the company. The current monthly rent payments are approximately $19,099. Pursuant to the lease agreement, the monthly rent paid to Musk Ox Properties, LP will increase approximately three percent per year. Our rent expense paid to Musk Ox Properties, LP for 2009 totaled an aggregate of $223,000.
     The company entered into a License Agreement with The Gold Business, LLC, a limited liability company owned and controlled by Thomas H. Massie, whom is a director and a major stockholder of the company. The License Agreement provides for the airing on Outdoor Channel of certain programming produced and/or owned by the Gold Business from March 2009 through March 2012. The License Agreements involve no cash consideration being exchanged between the parties, but provides that the company and The Gold Business will equally share the advertising time in such programming when it airs on Outdoor Channel.
     We also have a lease agreement with Case Skycam, LLC, an Oklahoma Limited Liability Company, for its 30,000 square feet operating facilities. This lease agreement was assumed by our subsidiary, Skycam, Inc., in connection with our acquisition of certain assets from Winnercomm, Inc., on January 12, 2009. The lease agreement has an initial term that expires in May 2016, with an option to renew. Jim Wilburn, the Chairman of Winnercomm, Inc. has an ownership interest in Case Skycam, LLC. Skycam, Inc. is currently paying Case Skycam, LLC approximately $42,744 per month for rent, maintenance, tax and insurance charges. In 2009, we paid Case Skycam, LLC an aggregate amount of $466,838. The board considered and approved the assumption of this lease in connection with our acquisition of the Winnercomm assets.
     Pursuant to our Audit Committee Charter, the audit committee of our board is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board reviews such transactions on a case by case basis. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by our audit committee or another independent body of our board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, the compensation committee of our Board of Directors and/or our Board of Directors reviews all compensation-related policies involving our directors and executive officers.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. The company believes that, during 2009, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: (i) a late Form 4 report was filed for Douglas E. Langston on December 30, 2009 reporting the disposition of 1,834 shares of our common stock on December 27, 2009; and (ii) a late Form 3 report for the Massie Family Trust dated 5/23/07 was filed on November 16, 2009 reporting ownership of certain shares that were actually held directly by the Massie Family Trust dated May 23, 2007, rather than as previously reported as being held directly by Thomas H. Massie in filings prior to November 2009.
ANNUAL REPORT ON FORM 10-K
     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the consolidated financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, is included with this proxy statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Thomas E. Hornish, General Counsel.
By Order of the Board of Directors,

Perry Massie, Chairman of the Board

2010 Annual Meeting of
Outdoor Channel Holdings, Inc. Stockholders
Tuesday, May 25, 2010 — 9:00 a.m
Outdoor Channel Holdings, Inc.’s Broadcast Facility
43455 Business Park Drive
Temecula, California
Doors will open at 8:30 A.M.
Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.
YOUR VOTE IS IMPORTANT:
Even if you plan to attend the Annual Meeting in person
Please vote your shares.
OUTDOOR CHANNEL HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS — MAY 25, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation, hereby acknowledges the receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders to be held on Tuesday, May 25, 2010, at 9:00 a.m., at 43455 Business Park Drive, Temecula, California 92590 and hereby appoints PERRY T. MASSIE and ROGER L. WERNER, JR., or either of them, acting singularly, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at said Annual Meeting, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote, if then and there personally present.
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
OUTDOOR CHANNEL HOLDINGS, INC.
May 25, 2010
PROXY VOTING INSTRUCTIONS
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS : The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http:// www.proxydocs.com/outd
ê Please detach along perforated line and mail in the envelope provided. ê
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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1 - DIRECTOR ELECTION:
BOARD RECOMMENDS A VOTE FOR THE LISTED NOMINEES.

	FOR	WITHHOLD
Perry T. Massie	☐	☐
T. Bahnson Stanley	☐	☐
PROPOSAL 2 - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

	FOR	AGAINST	ABSTAIN
Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

Change of Address - Please print new address below:
	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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